UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    Hancock Holding Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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February 17, 2010

Dear Shareholder:

You are cordially invited to attend the Company’s annual meeting on March 18, 2010. The meeting will begin promptly at 5:30 p.m., local time, at Hancock Bank, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi.

The official Notice of Meeting, Proxy Statement and Form of Proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

The vote of every shareholder is important. Regardless of whether or not you plan to attend the annual meeting in Gulfport, please sign, date and promptly mail your proxy. The Board of Directors and Management look forward to greeting those shareholders that are able to attend.

Sincerely,
James B. Estabrook, Jr.

Chairman of the Board

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, MS 39501

(228) 563-6559

February 17, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Hancock Holding Company will be held at One Hancock Plaza, 2510 14th Street, Gulfport, MS 39501, on March 18, 2010 at 5:30 p.m., local time for the following purposes:

1.	To elect five (5) directors to hold office for a term of three (3) years or until their successors are elected and qualified. (Item 1)

2.	To vote on approval of the appointment of PricewaterhouseCoopers LLP, as the Independent Public Accountants for the Company. (Item 2)

Only those shareholders of record at the close of business on February 9, 2010 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March 18, 2010

Under new Securities and Exchange Commission rules, shareholders may now access Hancock Holding Company proxy materials for the 2010 Annual Meeting of Shareholders on the Internet. Complete proxy materials that are provided to you in paper copy are also available for your review on the Internet and we encourage you to access and review all of the important information in the proxy materials before voting.

The proxy statement and annual report to shareholders are available at the following internet website address: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=100308

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

James B. Estabrook, Jr.	Carl J. Chaney	John M. Hairston
Chairman of the Board	President & CEO	CEO & Chief Operating Officer

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501

Proxy Statement

February 17, 2010

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Hancock Holding Company (the “Company” or “HHC”) for the annual meeting of shareholders to be held on March 18, 2010, 5:30 p.m., local time, at Hancock Bank, One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi. Only shareholders of record at the close of business on February 9, 2010 are entitled to notice of and to vote at the meeting. It is expected the Proxy Materials will be mailed on or about February 17, 2010.

This proxy solicitation is made by the Board of Directors of HHC. Nominees are advised prior to the record date to submit their request for proxy solicitation materials, and they are shipped overnight to nominees or their designated agent for process to non-objecting beneficial owners and objecting beneficial owners.

Holders of record of the Company’s Common Stock, par value $3.33 per share (the “Common Stock”) as of February 9, 2010 (the “Record Date”) are entitled to vote at the meeting or any adjournment thereof. Each share of Common Stock entitles the holder thereof to one (1) vote on each matter presented at the Annual Meeting for shareholder approval. As of the Record Date, 36,851,700 shares of Common Stock were outstanding and entitled to vote. The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding and entitled to vote on February 9, 2010 will constitute a quorum.

Pursuant to Mississippi Law and the Company’s Bylaws, action on a matter (other than the election of Directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the Company’s Articles of Incorporation or Mississippi Law specifically requires a greater number of affirmative votes on a particular matter. Abstentions and broker non-votes are only for the purpose of determining whether a quorum is present at the meeting. Broker non-votes and shareholder abstentions are not counted in determining whether or not a matter has been approved by shareholders.

Pursuant to Mississippi Law and the Company’s Bylaws, directors are elected by a plurality of the votes cast in the election of directors. A “plurality” means that the individuals with the largest number of favorable votes are elected as directors, up to the maximum number of directors to be chosen at the meeting.

Shareholders of the Company do not have cumulative voting rights with respect to the election of directors at the Annual Meeting. A shareholder has the right to vote the number of shares owned in the election of each director. With respect to the election of five (5) directors to hold office for the terms indicated herein, the nominees receiving the most votes, up to five (5), will be elected. If the Proxy is marked to vote for the five (5) directors as a group, one vote will be cast for each director for each share entitled to vote. If any shareholder wishes to vote for fewer than five (5) directors, they may line through or otherwise strike out the name of any nominee.

Any person giving a Proxy has the right to revoke it at any time before it is exercised. A shareholder may revoke their Proxy: (1) by personally appearing and choosing to vote at the Annual Meeting; (2) by written notification to the Company which is received prior to the exercise of the Proxy; or (3) by a subsequent Proxy executed by the person executing the prior Proxy and presented at the Annual Meeting. All properly executed Proxies, if not revoked, will be voted as directed on all matters proposed by the Board of Directors, and, if the shareholder does not direct to the contrary, the shares will be voted “FOR” Items 1 and 2, as described below.

Corporate Communications, Inc. is contracted by the Company to solicit proxy requests at a cost of approximately $3,500, plus customary expenses. The contact at Corporate Communications, Inc. is Mr. Roy Alley, 523 Third Avenue South, Nashville, Tennessee 37210. He can be reached at telephone number (615) 254-3376. All nominees and brokers will be reimbursed the allowable charges as per U.S. Securities and Exchange Commission regulations. The Company will bear the cost of the solicitation of proxy materials. All requests for payment should be directed to: Hancock Holding Company, Attention Paul D. Guichet, Corporate Investor Relations Department, P.O. Box 4019, Gulfport, MS 39502. Solicitation of proxies will be primarily by mail. Officers, directors, and employees of the Company and its subsidiaries, Hancock Bank, Hancock Bank of Louisiana, Hancock Bank of Florida (which was merged into Hancock Bank effective January 1, 2010) and Hancock Bank of Alabama (hereinafter referred to collectively as the “Banks”) also may solicit Proxies personally.

Any shareholder, or their appointed agent, who has any questions concerning the procedures for voting their proxy or the annual meeting should contact the Corporate Investor Relations Department, attention Paul D. Guichet at (228) 563-6559 or 1-800-522-6542 ext. 86559.

MANAGEMENT PROPOSALS:

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors, by a vote of a majority of the full Board, has nominated the persons named below for election to serve as directors. The term of each five (5) newly elected directors will expire at the Annual Meeting of Shareholders as indicated or when his successor has been elected and qualified.

The Company’s Articles of Incorporation provide for a Board of at least nine (9) directors classified into three (3) classes of directors. As of December 31, 2009, the number of directors was fourteen (14), in accordance with the Company’s Articles of Incorporation. At each annual meeting each class of directors whose term has expired will be elected to hold office until the third succeeding annual meeting or until their successor has been elected and qualified.

It is the intent of the persons named in the Proxy to vote such Proxy “FOR” the election of the nominees listed below, unless otherwise specified in the Proxy. In the event that any such nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote for the election of such person in the place of such nominee as the Board of Directors may recommend.

Nominations for the election to the Board of Directors, other than those made by or at the direction of the Board of Directors, may be made by a shareholder by delivering written notice to the Company’s Corporate Secretary not less than fifty (50) nor more than ninety (90) days prior to the meeting at which directors are to be elected, provided that the Company has mailed the first notice of the meeting at least sixty (60) days prior to the meeting date. If the Company has not given such notice, shareholder nominations must be submitted within ten (10) days following the earlier of: (i) the date that notice of the date of the meeting was first mailed to the shareholders, or (ii) the date on which public disclosure of such date was made. The shareholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the class and number of shares of the Company’s Common Stock which are beneficially owned by such nominee; and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of Directors. The shareholder’s notice must also set forth as to the shareholder giving notice: (i) the name and address of such shareholder; and (ii) the class and amount of such shareholder’s beneficial ownership of the Company’s Common Stock.

If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the Annual Meeting may determine that such shareholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as Director of the Company.

NOMINEES FOR DIRECTOR

Don P. Descant - currently a Director

Additional information for Mr. Descant can be found in the section describing directors of the Company.

James B. Estabrook, Jr. - currently a Director

Additional information for Mr. Estabrook can be found in the section describing directors of the Company.

Randall W. Hanna - currently a Director

Additional information for Mr. Hanna can be found in the section describing directors of the Company.

Robert W. Roseberry - currently a Director

Additional information for Mr. Roseberry can be found in the section describing directors of the Company.

Anthony J. Topazi - currently a Director

Additional information for Mr. Topazi can be found in the section describing directors of the Company.

The Board of Directors Recommends you vote FOR Item 1.

ITEM 2 — APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed PricewaterhouseCoopers LLP, an independent certified public accounting firm, as auditors for the fiscal year ending December 31, 2010, and until their successors are selected.

The Company has been advised that neither the firm nor any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters. The Board anticipates that representatives of PricewaterhouseCoopers LLP will be in attendance at the Annual Meeting and will be available to respond to questions.

Although not required to do so, the Company’s Board of Directors has chosen to submit its appointment of PricewaterhouseCoopers LLP for ratification by the Company’s shareholders. It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this appointment. If this proposal does not pass, the Board of Directors will reconsider the matter. The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.

The Board of Directors Recommends you vote FOR Item 2.

DIRECTORS OF HHC

Note: * indicates independent director under the independence standards applicable to the Company.

Alton G. Bankston*

Director of the Company since 2005. Retired Owner of Bankston Paint Center, Inc., Biloxi, Mississippi. Former President of the Greater Biloxi Economic Foundation. Member of the University of Southern Mississippi President’s Advisory Board and Mississippi Gulf Coast Community College Board. An Advisory Director of Hancock Bank since 1995.

Term of Office: For a three-year period to expire 2012.

Age: 68

Frank E. Bertucci*

Director of the Company since 2000. Since 1978, Mr. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler and currently serves as its President. Mr. Bertucci is also Chief Executive Officer of Capital City Beverage, Jackson, Mississippi. An Advisory Director of Hancock Bank since 1995.

Term of Office: For a three-year period to expire 2011.

Age: 53

Carl J. Chaney

Director of the Company since 2006. Named President, Hancock Holding Company in 2008; Chief Executive Officer, Hancock Holding Company since 2006; Served as Chief Financial Officer from 1998 to 2006; Executive Vice President of the Company, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana from 1998 to 2006; Director of Hancock Bank of Florida (which was merged into Hancock Bank effective January 1, 2010) since 2003 and Hancock Bank of Alabama since 2007. Director of Mississippi Power Company, Gulfport, Mississippi.

Term of Office: For a three-year period to expire in 2011.

Age: 48

Don P. Descant *

Director of the Company since 2005. President of M.D. Descant Inc. Former President of the Louisiana Association of General Contractors. Vice Chairman of Bunkie General Hospital and former President of the Bunkie Chamber of Commerce. Director of Hancock Bank of Louisiana since 1995.

Term of Office: For a three-year period to expire in 2010.

Age: 61

James B. Estabrook, Jr.*

        Director of the Company since 1995. Appointed Chairman of the Board in 2009. Mr. Estabrook’s principal occupation has been as President of Estabrook Motor Co., Inc. since 1967. Mr. Estabrook also serves in the capacities at the companies indicated: Director of Versant Life; Director of Versant Casualty; Director of OSI; President of Estabrook Automotive, Inc. (automobile dealerships); President of Auto Credit, Inc. (auto finance business); Chairman, Estabrook Properties, LP (real estate business); President, Falcon Leasing and Rental, Inc., (daily rental automobile business) Pascagoula, Mississippi; and an Advisory Director of Hancock Bank since 1985.

Term of Office: For a three-year period to expire in 2010.

Age: 65

John H. Hairston

Director of the Company since 2006. Named Chief Operating Officer, Hancock Holding Company in 2008; Chief Executive Officer, Hancock Holding Company since 2006; Served as Chief Operations Officer from 1994 to 2006; Executive Vice President of the Company, Hancock Bank, Gulfport, Mississippi, and Hancock Bank of Louisiana from 1994 to 2006; an Advisory Director of Hancock Bank of Florida (which merged into Hancock Bank effective January 1, 2010) since 2003.

Term of Office: For a three-year period to expire in 2012.

Age: 46

Randall W. Hanna*

Named Director of the Company in 2009. Mr. Hanna has been a Director of Hancock Bank of Florida (which merged into Hancock Bank effective January 1, 2010) since 2007. Mr. Hanna has been Chairman and Managing Shareholder of Bryant Miller Olive (legal firm) since 1997; Past chairman of the Greater Tallahassee Chamber of Commerce; Former member of Florida A & M University Board of Trustees; Past chairman of the State Board of Community Colleges; and Past chairman of the Florida Board of Bar Examiners.

Term of Office: For a three-year period to expire in 2010.

Age: 51

James H. Horne*

Director of the Company since 2000. Mr. Horne is President of Handy Lock Holding, Inc. and the owner of Capital Properties, Inc. and Valuation Specialist, Inc. (specializing in real estate development and appraisal for over 20 years). Handy Lock Holding, Inc. is the parent company of Ocean Springs Self Storage, Inc., Ocean Springs, Mississippi; Gulfport Self Storage, Inc., Gulfport, Mississippi; Grelot Self Storage, Inc., Gautier, Mississippi; and Market Street Properties (self storage business), Biloxi, Mississippi. An Advisory Director of Hancock Bank since 1995.

Term of Office: For a three-year period to expire 2012.

Age: 57

Jerry L. Levens*

Named Director of the Company in 2009. Mr. Levens, a Certified Public Accountant and Certified Fraud Examiner, has been a Director of Hancock Bank (MS) since 2008. He has been a Partner in Alexander, Van Loon, Sloan, Levens, and Favre, PLLC Certified Public Accountants in Gulfport, MS since 1990. Mr. Levens is a member of the American Institute of CPAs (AICPA) and Mississippi Society of CPAs (MSCPA) since 1979. He is a member of the MSCPA Board of Governors, a trustee for the Mississippi Tax Institute and currently serves on the Governing Council of the American Institute of CPAs.

Term of Office: For a three-year period to expire in 2012.

Age: 53

Thomas H. Olinde*

Named Director of the Company in 2009. Director of Hancock Bank of Louisiana since 2006. Mr. Olinde has been the President of Olinde Hardware and Supply Co., Inc. since 1997. He also serves as a Director of B. Olinde and Sons Co., Inc. Mr. Olinde currently serves as President of the Furniture Marketing Group and is an incoming board member of the National Home Furnishings Association. Additionally, Mr. Olinde is a former member of the Broyhill Furniture National Dealer Council and past director of the National Coalition of Community and Justice.

Term of Office: For a three year period to expire in 2011.

Age: 54

John H. Pace*

Director of the Company since 2005. Chairman of the Board, Hancock Bank of Louisiana since 2005. Retired President of Interstate Companies of Louisiana, Inc. Chairman of Our Lady of the Lake Regional Hospital Capital Fund. Director of Hancock Bank of Louisiana since 1990; an Advisory Director of Hancock Bank since 2002.

Term of Office: For a three-year period to expire in 2011.

Age: 79

Christine L. Pickering*

Director of the Company since 2000. Ms. Pickering is a Certified Public Accountant and owner of Christy Pickering, CPA since 1991. Director of Mississippi Power Company, Gulfport, Mississippi. An Advisory Director of Hancock Bank since 1995.

Term of Office: For a three-year period to expire in 2012.

Age: 49

Robert W. Roseberry

Director of the Company since 2001. Retired, former President of Northern Division of Hancock Bank, Gulfport, Mississippi, from 2001 to 2007. Chairman and Chief Executive Officer of Lamar Capital Corporation from 1998 to 2001. President and Chief Executive Officer of Lamar Bank from 1986 to 1998. Owner of Pine Lake Farms, LLC. Mr. Roseberry served in various capacities with Lamar Bank from 1971 to 1986. Director of Lamar Bank from 1972 to 2001.

Term of Office: For a three-year period to expire in 2010.

Age: 59

Anthony J. Topazi*

Director of the Company since 2007. Mr. Topazi is President and Chief Executive Officer, Mississippi Power Company since 2004. Director of Mississippi Power Company since 2004. Mr. Topazi also serves on the Board of the Federal Reserve Bank, New Orleans Branch. An Advisory Director of Hancock Bank since 2004.

Term of Office: For a three-year period to expire in 2010.

Age: 59

Carl J. Chaney, Christine L. Pickering, and Anthony Topazi are directors of Mississippi Power Company, Gulfport, Mississippi. None of the other directors of the Company are directors of another company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the reporting requirements of Section 15(d) of the Act, or registered as an investment company under the Investment Company Act of 1940.

A majority of the Company’s directors are independent as defined in NASDAQ’s Global Listing Standards. No family relationship exists between any directors, executive officers, or persons nominated to become a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2009, there were no filing deadlines missed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the number of shares of Common Stock of the Company held as of December 31, 2009 by the only shareholders who are known to management to be the beneficial owners of more than five percent (5%) of the Company’s outstanding shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) of Common Stock		Percent of Class
Hancock Bank Trust Department One Hancock Plaza Gulfport, Mississippi 39501	6,122,873.7	(1)	16.62%

(1)

Consists of shares held and voted by the Hancock Bank Trust Department as trustees for 75 different accounts. Within these 75 accounts, the Trust Department has sole voting rights on 6,122.873,7 shares. The Trust Department of the Bank has the sole right to dispose of 5,237,360.8 shares and the shared right to dispose of 304,600.0 shares.

SECURITY OWNERSHIP OF MANAGEMENT

(As of November 30, 2009)

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) of Common Stock		Percent of Class
Directors
Alton G. Bankston	5,159	(2)	0.01%
Frank E. Bertucci	4,044	(3)	0.01%
Joseph F. Boardman, Jr.	32,178	(4)	0.08%
Carl J. Chaney	172,495	(5)	0.44%
Don P. Descant	5,670	(1)	0.01%
James B. Estabrook, Jr.	17,143	(6)	0.04%
John M. Hairston	150,999	(7)	0.38%
James H. Horne	44,855	(8)	0.11%
Jerry L. Levens	1,038	(9)	0.003%
John H. Pace	5,887	(10)	0.01%
Christine L. Pickering	5,605	(11)	0.010%
Randall W. Hanna	1,661	(12)	0.004%
Robert W. Roseberry	146,052	(13)	0.37%
George A. Schloegel	594,648	(14)	1.51%
Thomas H. Olinde	787	(15)	0.002%
Anthony J. Topazi	1,741	(16)	0.004%

Executive Officers
Michael M. Achary	40,658	(17)	0.10%
Edward G. Francis	41,854	(18)	0.11%
Richard T. Hill	52,731	(19)	0.13%
Sam B. Kendricks	13,428	(20)	0.03%
D. Shane Loper	55,086	(21)	0.14%
Joy Lambert Phillips	40,934	(22)	0.10%
Alfred G. Rath	38,207	(23)	0.10%
Clifton J. Saik	69,656	(24)	0.18%
Robert A. Seals	40,581	(25)	0.10%
Directors and Executive Officers as a group (18 persons)	1,583,097	(26)	4.02%

(1)	Constitutes sole ownership unless otherwise indicated.
(2)	Includes 2,389 shares held jointly with Mr. Bankston’s spouse and 1,772 shares held in the Company’s Non-Qualified Deferred Compensation Plan.
(3)	Includes 3,483 shares held in the Company’s Dividend Reinvestment Plan.
(4)	Includes 13,200 shares held by Mr. Boardman’s spouse.
(5)

Includes 16,700 shares held by Mr. Chaney’s spouse; 200 shares held jointly by Mr. Chaney and his spouse; 25 shares held jointly by Mr. Chaney and his spouse in the Company’s Dividend Reinvestment Plan; 694 shares for the benefit of Mr. Chaney’s children; 6,418 shares in the Company’s Dividend Reinvestment Plan; 1,185 shares held in the Company’s Non-Qualified Deferred Compensation Plan; 72,000 options and 6,000 restricted stock awards granted to Mr. Chaney in the 1996 LTIP; 44,264 options, 10,259 restricted stock awards, and 2,347 performance stock awards granted in the 2005 Long-Term Incentive Plan (“2005 LTIP”).

(6)	Includes 1,175 shares held in the Company’s Non-Qualified Deferred Compensation Plan.
(7)

Includes 337 shares for the benefit of Mr. Hairston’s children; 2,513 shares held in the Company’s Dividend Reinvestment Plan; 1,765 shares held in the Company’s Non-Qualified Deferred Compensation Plan; 44,000 options and 6,000 restricted stock awards granted to Mr. Hairston in the 1996 LTIP; 44,264 options, 9,775 restricted stock awards, 1,174 deferred performance stock units, and 1,173 performance stock awards granted in the 2005 LTIP.

(8)

Includes 1,493 shares held by Mr. Horne’s spouse in an IRA; 2,614 shares held in an IRA; 1,395 shares owned jointly by Mr. Horne and his spouse; 1,440 shares owned by Mr. Horne’s children; 4,381 shares held jointly with Mr. Horne’s spouse in the Company’s Dividend Reinvestment Plan; 7,382 shares held in the Company’s Non-Qualified Deferred Compensation Plan; and 25,736 shares held by companies in which Mr. Horne holds a majority or partial interest.

(9)

Includes 200 shares held in an IRA; 250 shares held jointly with his wife in an IRA; 483 shares held in the Company’s Non-Qualified Deferred Compensation Plan; and 105 shares held jointly with his spouse in the Company’s Dividend Reinvestment Plan.

(10)	Includes 2,624 shares held in the Company’s Dividend Reinvestment Plan and 2,389 shares held in the Company’s Non-Qualified Deferred Compensation Plan.
(11)

Includes 200 shares held by Ms. Pickering’s spouse in an IRA; 1,169 shares held in an IRA; 39 shares held in the Company’s Dividend Reinvestment Plan; and 3,042 shares held in the Company’s Non-Qualified Deferred Compensation Plan.

(12)	Includes 350 shares held in a 401(k); 575 shares held in the Company’s Non-Qualified Deferred Compensation Plan; and 32 shares held jointly with his spouse in the Company’s Dividend Reinvestment Plan.
(13)	Includes 14,776 shares held by Mr. Roseberry’s spouse; 19,313 shares held jointly with Mr. Roseberry’s spouse; and 18,728 shares held jointly with Mr. Roseberry’s children.

(14)

Includes 112,952 shares held jointly by Mr. Schloegel and his spouse; 621 shares owned directly by Mr. Schloegel’s spouse; 3,142 shares held in an IRA; and 2,590 shares held in the Company’s Dividend Reinvestment Plan.

(15)	Includes 391 shares held in the Company’s Non-Qualified Deferred Compensation Plan and 396 shares held in the Company’s Dividend Reinvestment Plan.
(16)	Includes 900 shares held jointly with Mr. Topazi’s spouse; 399 shares in the Company’s Non-Qualified Deferred Compensation Plan; and 442 shares held in the Company’s Dividend Reinvestment Plan.
(17)

Includes 3,170 shares held in an IRA; 609 shares held in the Company’s Dividend Reinvestment Plan; 3,502 shares held in the Company’s 401(k) plan; 7,500 options and 2,200 restricted stock awards granted to Mr. Achary in the 1996 LTIP; 17,377 options and 4,521 restricted stock awards, and 950 performance stock awards granted in the 2005 LTIP.

(18)

Includes 300 shares held in an IRA; 3,661 shares held in the Company’s 401(k) plan; 245 shares held in the Company’s Non-Qualified Deferred Compensation Plan; 12,500 options and 2,200 restricted stock awards granted to Mr. Francis in the 1996 LTIP; 16,513 options, 3,991 restricted stock, and 882 performance stock awards granted in the 2005 LTIP.

(19)

Includes 7,101 shares held in the Company’s 401(k) plan; 600 shares held in the Company’s Dividend Reinvestment Plan; 787 shares held in the Employee Stock Purchase Plan; 9,000 options and 3,000 restricted stock awards granted to Mr. Hill in the 1996 LTIP; 16,513 options, 4,329 restricted stock awards, and 914 performance stock awards granted in the 2005 LTIP.

(20)

Includes 1,500 shares held in an IRA; 1,454 shares held in the Company’s 401(k) plan; 176 shares held in the Employee Stock Purchase Plan; 1,440 options and 600 restricted stock awards granted to Mr. Kendricks in the 1996 LTIP; 6,161 options, 1,693 restricted stock, and 248 performance stock awards granted in the 2005 LTIP.

(21)

Includes 148 shares held by Mr. Loper’s spouse in the Company’s Dividend Reinvestment Plan; 121 shares held in the Employee Stock Purchase Plan; 614 shares held in the Company’s Non-Qualified Deferred Compensation Plan; 1,995 shares held in the Company’s 401(k) plan; 2,282 shares held in the Company’s Dividend Reinvestment Plan; 23,500 options and 2,500 restricted stock awards granted to Mr. Loper in the 1996 LTIP; 17,377 options, 4,521 restricted stock awards, and 950 performance stock awards granted in the 2005 LTIP.

(22)

Includes 150 shares held by Ms. Phillip’s spouse; 276 shares held in the Company’s Dividend Reinvestment Plan; 2,021 shares held in the Employee Stock Purchase Plan; 1,606 shares held in the Company’s Non-Qualified Deferred Compensation Plan; 20,000 options and 1,300 restricted stock awards granted to Ms. Phillips in the 1996 LTIP; 9,795 options, 2,621 restricted stock awards, and 682 performance stock awards granted in the 2005 LTIP.

(23)

Includes 13,724 shares held jointly with Mr. Rath’s spouse; 295 shares held for the benefit of Mr. Rath’s child; 1,141 shares held in an IRA; 5,400 options and 3,000 restricted stock awards granted to Mr. Rath in the 1996 LTIP; 10,728 options, 2,801 restricted stock awards, and 914 performance stock awards granted in the 2005 LTIP.

(24)

Includes 63 shares held by Mr. Saik’s children; 536 shares held in the Company’s 401(k) plan; 346 shares held in the Company’s Non-Qualified Deferred Compensation Plan; 42,000 options and 3,000 restricted stock awards granted to Mr. Saik in the 1996 LTIP; 16,912 options, 4,642 restricted stock awards, and 986 performance stock awards granted in the 2005 LTIP.

(25)

Includes 1,724 shares held in an IRA; 3,260 shares held in the Company’s 401(k) plan; 702 shares held in the Company’s Dividend Reinvestment Plan; 27 shares held in the Company’s Non-Qualified Deferred Compensation Plan; 19,200 options and 600 restricted stock awards granted to Mr. Seals in the 1996 LTIP; 6,806 options, 1,712 restricted stock awards, and 358 performance stock awards granted in the 2005 LTIP.

(26)	Includes all shares held as a group by all the Company Directors and Executive Officers. This group consists of 25 persons.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, policies, and practices for 2009 as applicable to the Company’s executives, including the Named Executive Officers (“NEOs”). The CD&A describes the structure and rationale associated with each material element of the NEOs’ total compensation, addresses the reason for employing each compensation element, and explains the relationship between each element; also, the CD&A provides important context for the detailed disclosure tables which specify compensation amounts provided following the CD&A.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The central principle of the Company’s compensation philosophy is that executive compensation should be aligned with shareholder value and determined primarily by overall Company performance. The Board of Directors (the “Board”) and the Executive Management team are charged with the purpose of providing financial services to our communities, facilitating commerce and creating opportunities for people. Hancock has adopted a pay-for-performance compensation philosophy which seeks to serve as a representative model for executive compensation among high-performing banks in the financial services industry. To implement this pay-for-performance approach, the Company ties compensation to include incentives directly to specific performance targets which are defined through the annual budgeting process and approved by the Board and the Compensation Committee (the “Committee”). The Company’s goal is to establish a comprehensive pay-for-performance program to support Hancock’s strategic plan.

The Company’s executive compensation programs are designed to achieve the following primary objectives:

•	Drive performance relative to the Company’s financial goals, balancing short-term and intermediate operational objectives with long-term strategic goals;

•	Align executives’ long-term interests with those of shareholders;

•	Attract and retain the highly-qualified executives needed to achieve the Company’s goals and to maintain a stable executive management group;

•	Deliver compensation efficiently, providing value to the executive at the least possible cost to the bank;

•	Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the Gulf South banking market; and

•	Place a significant portion of total compensation at risk, contingent on Company performance.

The Company employs a team-based management approach to its operations. This approach ensures alignment between each line of business strategic goals and plans. The Company’s compensation program is designed to serve as a team-based compensation structure that focuses on consistency of total compensation among the top executive group. The Company strives to achieve a market position for an executive’s total compensation at approximately the upper quartile of a peer group of comparably-sized regional financial institutions assuming the Company’s performance is performing consistently with that peer group. The Company believes that this positioning is appropriate to attract and retain top-caliber talent in a very competitive national market. The competitive positioning of compensation at the upper quartile of the market is comparable to the expected competitive positioning of the Company’s financial performance against high performing financial institutions.

The Company desires to create short-term and long-term incentive opportunities for Executive Management. Over the long-term, Hancock seeks to align Executive Management interests with those of the shareholders’ by establishing equity ownership opportunities. For members of the Executive Management team, the cash portion of compensation is tied directly to the Company’s budgeted net income and average loan and deposit growth as specified in the Management Incentive Plan. In addition, the Company uses the following performance objectives to determine compensation levels: Return on Assets, Return on Equity, Net Interest Margin, Efficiency Ratio, After Tax Net Income and Peer Bank comparisons. For Peer Bank comparisons, the following metrics are used: Return on Assets, Return on Equity, Efficiency Ratio, Net Interest Margin, Loan to Deposit Ratio, Net Charge-Offs to Average Loans, Non-Performing Asset Ratio, Average Earning Asset Yield, Total Cost of Funds, Stock Appreciation and Price to Book. With these performance objectives, the company believes that its executives are incented to make sound decisions regarding risk and financial return. The company also believes that the total compensation package aligns the executives interests with that of the shareholder and therefore does not reward taking excessive short-term risk to generate individual executive gains while creating higher financial and market risk for the company. For performance above target levels, the Company pays compensation above the median level of the market. Consistent with the philosophy of linking compensation to performance, the Company’s compensation plans are designed to position total executive compensation at approximately the upper quartile of the peer group when the Company performance achieves its maximum incentive goals. The maximum incentive goals are generally set at levels comparable to the upper quartile of peer financial performance and take into account the Company’s strategic goals.

COMPENSATION-RELATED GOVERNANCE AND ROLE OF THE COMPENSATION COMMITTEE

Committee Charter and Members

The primary purpose of the Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s Chief Executive Officers (“CEOs”) and other executive officers of the Company and its subsidiaries having the rank of Executive Vice President or higher and who report directly to the CEOs. The Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. In performing its oversight role, the Committee reviews the CD&A for compliance with regulation S-K and ensures the content accurately describes the company’s compensation program and actions. The Committee recommends annually to the Board whether the CD&A should be included in its Annual Report on Form 10-K for the current fiscal year. The Compensation Committee Charter, which further outlines the Committee’s responsibilities and duties, appears on the Company’s website under Investor Relations—Corporate Governance—Committee Charters. The Compensation Committee Charter is available in print upon request from Paul D. Guichet, Vice President, Corporate Investor Relations. As of December 31, 2009, the members of the Company’s Compensation Committee were Frank E. Bertucci (Chair), Anthony J. Topazi, and Don P. Descant, each of whom is “independent” within the meaning of the listing standards of the NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Interaction with Consultants

The Committee has historically engaged compensation consultants and advisors to provide input on both Board and executive compensation issues. In 2009, the Committee used the results of the 2008 Grant-Thornton, LLP executive compensation review of twenty-three (23) similar banking institutions to review executive compensation. This information was aged appropriately by the corporate Human Resources compensation department to ensure the Board and management was able to assess executive compensation against banking industry peers.

In order to determine compensation levels for the NEOs, the committee uses the peer study and the Committee’s own deliberations on the executive’s leadership performance and contribution to the organization. In keeping with the Committee’s operating policy, an external executive compensation study is conducted every two years and includes a review of available peer proxy information to include base salary, cash bonus, equity grants, perquisites and all other forms of compensation to the executive.

Role of Executives in Compensation Committee Deliberations

The Committee frequently requests the CEOs to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance. In addition, the Committee works closely with the Corporate Human Resources Director who provides administrative support to the Committee, as requested. Occasionally, other executives may attend a Committee meeting to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only independent Committee members may vote on decisions regarding executive compensation.

The Committee discusses the CEOs’ compensation and performance conferring with them on substantive matters involving Company performance, preferences as to types of compensation, and the relationship between elements of compensation. However, final deliberations and all votes regarding their compensation are made in executive session, without the CEOs present. The Committee also determines the compensation for the other NEOs, based on the CEOs’ input and the evaluation of executive performance.

Compensation Committee Activity

In 2009, the Committee met seven (7) times and took the actions listed below. Specific recommendations and compensation changes are discussed elsewhere in the CD&A under “COMPENSATION FRAMEWORK – Pay Components”.

•	Reviewed and affirmed the Committee charter and the corporate compensation philosophy;

•	Reviewed and approved the 2008 Management Incentive Plan corporate component funding level;

•	Reviewed and approved the Corporate Component metrics for the 2009 Management Incentive Plan;

•	Reviewed the company’s progress against the 2009 Management Incentive Plan throughout the year;

•	Reviewed and approved equity ownership requirements for senior leadership;

•	Reviewed and approved the 2009 equity grants to executive officers;

•	Reviewed and approved adjustments to the CEOs and Management Committee Members base compensation and Management Incentive opportunity;

•	Reviewed and approved changes to the retainers of the Nominating Committee chair as well as the Chairman of the Board to the Holding Company Board;

•	Reviewed and approved the annual resolution to the Non-Qualified Deferred Compensation Plan;

•	Reviewed and funded the 2009 contributions to the Non-Qualified Deferred Compensation Plan supplemental contribution accounts for eight executives; and

•	Reviewed and approved the plan framework and corporate component metrics for the 2010 Management Incentive Plan.

COMPENSATION FRAMEWORK

The discussion of the Company’s compensation framework in this section of the CD&A describes the following three aspects of our executive compensation policies and programs:

•	Pay components – a discussion of each element of total compensation, including the rationale for each and how each component relates to the total compensation structure.

•	Pay level – the factors used to determine the compensation opportunity, or potential payment amount at different performance levels, for each pay component.

•	Relationship to performance – how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

Pay Components—Overview

The Company’s executive compensation program includes the components listed below.

•	Salary – fixed base pay that reflects each executive’s position, individual performance, experience, and expertise.

•

Annual Cash Incentive – pay that varies based on performance against annual business objectives; the Company communicates the associated performance metrics, goals, and award opportunities (expressed as a percentage of salary) to the executives at the beginning of the year.

•	Long-Term Incentives – equity-based awards (stock options and restricted stock) with values driven by individual and company performance.

•

Supplemental Executive Retirement Plan (“SERP”), a component of the Non-Qualified Deferred Compensation Plan—which may include Company contributions that are based on annual individual and Company performance. Inclusion in and contributions to the SERP program is determined by the Committee.

•	Other Compensation – perquisites consistent with industry practices in comparable banks, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

Salary

The Company pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. The Committee annually reviews the salary of the CEOs. In addition, salaries paid to executive officers are reviewed annually by the CEOs and the Corporate Human Resources Director based upon subjective assessment of the nature of the position, the contributions, experience and Company tenure of the executive officer. The CEOs recommend base salary adjustments for all executive officers to the Committee. The Committee has established a target of the fiftieth percentile of peers for base salary of the NEOs.

For the year ended December 31, 2009, the following base salaries were paid:

Carl J. Chaney	$410,000
John M. Hairston	$410,000
Michael M. Achary	$240,000
Clifton J. Saik	$267,000
Alfred G. Rath	$240,000
Richard T. Hill	$240,000

In a typical year, the Company has twenty-six (26) pay periods. For 2009, the Company had twenty-seven (27) pay periods. This is reflected in the Summary Compensation Table (SCT) for the Year Ended December 31, 2009.

On November 17, 2009, the Committee approved the compensation for executive officers Carl J. Chaney, John M. Hairston, Michael M. Achary, Clifton J. Saik, and Richard T. Hill for 2010, effective January 1, 2010. Mr. Rath retired from the Company as of December 31, 2009, and was not included in the approved salaries for 2010.

Based on analysis of the peer compensation study and deliberations of the Committee the following salaries were approved:

Carl J. Chaney	$422,300
John M. Hairston	$422,300
Michael M. Achary	$247,500
Clifton J. Saik	$272,000
Richard T. Hill	$247,500

Annual Cash Incentive

The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. The 2009 Management Incentive Plan is designed to focus executive officers towards improving two principle areas of performance: corporate and individual. To accomplish the focus, each of the two components is independently funded. The corporate component uses three key performance measurement areas: net income growth, average annual deposit growth, and average annual loan growth.

The corporate component is weighted based on the level of corporate responsibility and impact each executive’s position carries. The performance goals for the 2009 Management Incentive Plan corporate component were: 60% on Net Income of $60,388,000, 20% on Average Annual Deposits of $4,253,000, and 20% on Average Annual Loans of $5,525,000. To determine the final completion percentage of the corporate component, the Compensation Committee uses two assessment measures: 1) actual corporate performance against the set corporate performance goals, and 2) the company’s performance against the regional and top quartile peer group’s performance. Based on the company’s performance against the regional and top quartile group’s performance, the Compensation Committee has the discretion to increase or decrease the completion percentage of the corporate component. The 2009 actual corporate performance (net of the People’s First acquisition that occurred in December 2009) was: Net Income of $56,165,000, Average Annual Deposits of $4,276,000 and Average Annual Loans of $5,642,000. For 2009, the Compensation Committee reviewed the actual corporate performance and the company’s performance compared to regional and top quartile peers and concluded that the company outperformed both peer groups. Based on this review, the committee approved a corporate component percentage of 110%. The individual goals for each executive are: 1) leadership competency, 2) adherence to the company’s core ideology, and 3) adherence and achievement of the unit’s strategic plan. Each individual goal has a grading matrix established before the goals are communicated to the unit. The individual goals of leadership competency and adherence to the company’s core ideology are assessed by the Committee and CEOs based on the performance of each executive in those areas. The scores are derived from an assessment of the seven components of leadership and the five core values that comprise the company’s core ideology. Scoring of the adherence and achievement of the unit’s strategic plan is accomplished through the use of a strategic playbook for each executive. The components of that playbook are assessed against both qualitative and quantitative measures. The components of the playbook that are assessed are: alignment with Strategy and Vision, achievement of strategic objectives, and accomplishment of key initiatives.

For the year ended December 31, 2009 the following cash bonuses were awarded:

Named Executive Officer	Corporate Component	Individual Component	Total Cash Bonus
Carl J. Chaney	$324,720	$28,028	$352,748
John M. Hairston	$324,720	$28,028	$352,748
Michael M. Achary	$100,980	$14,440	$115,420
Clifton J. Saik	$86,348	$28,881	$115,229
Alfred G. Rath	$77,616	$26,756	$104,372
Richard T. Hill	$77,616	$27,342	$104,958

Long-Term Incentives (“LTI”)

The Company believes that equity ownership by Executive Management and Directors aligns executive and director interests with those of the shareholders. The Company uses stock options and restricted stock grants as the primary vehicle for long-term incentive compensation for both management and the Board. In March 2005, the shareholders of the Company approved Hancock Holding Company’s 2005 Long-Term Incentive Plan (“The Plan”). The Plan is designed to enable employees and directors to obtain a proprietary interest in the Company and to attract and retain outstanding associates. The Plan provides for awards up to an aggregate of five million (5,000,000) shares of the Company’s common stock which may be granted during the term of the Plan. The Plan limits the number of shares for which awards may be granted during any calendar year (the “Plan Year”) to two percent (2%) of the outstanding Company’s common stock as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending immediately prior to that Plan Year. The exercise price of each option is determined in accordance with the provisions of the Internal Revenue Code and in no event is less than the fair market value to the common stock subject to such option on the date of the grant.

The Long-Term Incentive award is determined as a percentage of annual salary. Fifty percent is awarded as restricted stock, with the remaining fifty percent awarded as stock options. Of that fifty percent in restricted stock, seventy percent is awarded as service vested restricted stock with a 5 year cliff vest and thirty percent is awarded as performance stock with a 1 year performance period and a 2 year service vesting. The performance share performance vesting is tied directly to the percentage completion of the corporate component performance goals and the company’s performance against peer group and top quartile performance. At least one of the corporate performance goals must be met in order for the Compensation Committee to be able to use its discretion with regards to the performance stock award.

In 2009, awards of both stock options and restricted stock were granted to six of the NEOs. Vesting of these options occurs ratably over a five-year period following the date of the grant. Vesting of the restricted stock awards occurs in total after a five year period from the date of grant.

To further the pay-for-performance philosophy of the Committee and incentivize superior financial performance of the Company, the Committee awarded performance stock to each NEO. Vesting of the performance stock awards occurs ratably up to 100% of the award based on the performance goals for the 2009 Management Incentive plan corporate component: 60% on Net Earnings of $60,388,000, 20% on Average Annual Deposits of $4,253,000, and 20% on Average Annual Loans of $5,525,000 and then Committee’s comparison of the Company’s performance against top quartile and regional peers.

The amount and form of each of these awards is stated below:

Named Executive Officer	Option Awards	Restricted Stock Awards	Performance Stock Awards
Carl J. Chaney	16,942	4,475	2,347
John M. Hairston	16,942	4,475	2,347
Michael M. Achary	6,198	1,637	950
Clifton J. Saik	5,976	1,579	986
Alfred G. Rath	0	0	914
Richard T. Hill	5,785	1,528	914

As part of the 2009 Long-Term Incentive award, the Committee approved the granting of performance stock to all six NEOs that are earned ratably up to 100% during the performance period of January 1, 2010, through December 31, 2010. Once earned, the shares have a service vest requirement over the next two subsequent years. The ratable earning of the award is tied to the achievement of the corporate component of the company’s 2010 Management Incentive Plan, as well as the Committee’s comparison of the Company’s performance compared to top quartile and regional peers.

The amount and form of each of these awards is stated below:

Named Executive Officer	Performance Stock Awards
Carl J. Chaney	1,718
John M. Hairston	1,718
Michael M. Achary	629
Clifton J. Saik	606
Alfred G. Rath	0
Richard T. Hill	587

Non-Qualified Deferred Compensation Plan

In November 2006, the Company adopted a non-qualified deferred compensation plan supplemental contribution account for certain NEOs. The supplemental contribution account was implemented to provide the executive officer an incentive to continue working during the most productive years of their career, provide the Company with a tool to retain key executive talent, and replace benefits lost by compensation caps under the Company’s qualified benefits plans.

The nonqualified deferred compensation plan’s supplemental contributions, when combined with these other retirement income sources, are designed to target a percentage of final compensation each year following retirement. On December 15, 2009, the Committee approved the funding of the 2009 contribution to the supplemental contribution accounts of Carl J. Chaney, John M. Hairston, Michael M. Achary, Clifton J. Saik, Alfred G. Rath, and Richard T. Hill. The Committee has discretion to accelerate vesting for Alfred G. Rath due to his overall contribution and the successful transition of his role due to pending retirement. The vesting accelerated from 87% to 100%, which results in $17,265.49.

Each contribution to the supplemental contribution account is subject to annual approval by the Committee. Supplemental contributions under the plan are based on the annual amount needed to accumulate a balance sufficient to produce a target retirement benefit beginning at age 65 retirement and continuing through the first fifteen post-employment years. The annual target benefit for each participant is 55% of final average compensation at age 65 retirement. The target benefit is achieved through contributions to the supplemental contribution account, projected annual benefit from the tax-qualified Hancock Bank Pension Plan, and the projected value of the company match made to the Hancock Bank 401(k) Savings and Investment Plan, if paid out over a fifteen (15) year period. “Final average compensation” is the estimated average of base salary and annual incentive bonus for the three (3) final consecutive years of employment with the Company, assuming an increase in compensation of 5% per year. While the contributions will be credited over a ten (10) year period upon approval by the Board, vesting of the contributions will not begin until age 50 and will fully vest at age 65.

Employment Contracts and Change-in-Control Agreements

The Company does not have employment contracts with the NEOs. Each of the NEOs, however, has a Change-in-Control agreement that, among other things, assures the individual’s employment for at least three years (or, in certain instances, severance payments) in the event of a change of control of the Company. If the executive is terminated by the Company after the change of control except for cause or as a result of the executive’s disability, then the executive is entitled to a severance payment equal to a percentage of base salary and bonus, which percentage varies depending on the executive’s agreement with the Company from 99% to 199%. The executive is also entitled to a severance payment if the executive resigns because of a material change in duties or relocation as the result of the change of control of the Company.

Stock Ownership Guidelines

Executive officers of the company should maintain equity interests in the company stock that closely align the executives’ and shareholders’ interests. The Committee reviewed ownership guidelines and recommendations from the 2008 Grant-Thornton peer compensation study and established stock ownership guidelines for each NEO. Stock ownership is considered to be shares held by the NEO or the NEO’s spouse including shares in the Dividend Reinvestment plan, brokerage, 401(k), and Non-Qualified Deferred Compensation Plan. The ownership guideline for the Chief Executive Officers is set at three times base salary and all other NEOs are set at two times base salary. The Committee established a three year period whereby the NEO is required to achieve the ownership targets.

Director ownership guidelines establish ownership of at least one thousand (1,000) shares of the Company’s common stock. Directors have two years from the date they are first appointed or elected to the Board to meet the stock ownership guidelines. Shares held by a Director in the Dividend Reinvestment Plan, brokerage, or any deferral plan are included in the tally to determine if the stock ownership guideline is met.

Other Compensation

The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability, and term life insurance programs. All of the NEOs are provided with a company–owned vehicle. The vehicle is provided primarily for their business travel that is targeted to meet or exceed 20,000 miles per year. The NEOs are also allowed to operate the vehicle for personal use upon which they are taxed through the Company’s payroll process. Due to limits on the current broad-based long-term disability policy, the Company provides each NEO with additional long-term disability insurance. The long-term disability benefit covers monthly amounts up to $7,500 in excess of $10,000. The long-term disability plan also provides a $2,000 monthly benefit for the NEOs’ spouse.

Summary of Pay Components

The Company uses the above pay components to balance various objectives. The Company desires to balance short-term, intermediate-term, and long-term objectives, so annual incentives are combined with long-term incentives. To attract executives, maintain a stable team of effective leaders, and provide non-competition and other protections for the Company, the compensation framework is considering additional components such as Change-in-Control agreements and SERPs.

The compensation framework balances the executives’ need for current cash, security, and funds to cover taxes on long-term incentives (through vehicles such as salary and annual incentives) with the need for alignment of executives’ long-term interests with those of shareholders (through vehicles such as equity grants).

The components provide some degree of security at the base, threshold level of compensation, while motivating executives to focus on the strategic goals that will produce both outstanding Company financial performance and long-term wealth creation for the executives.

Pay Level and Benchmarking

Pay levels for executives are determined based on a number of factors, including the desire to maintain a team-based management culture, individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Committee is responsible for approving pay levels for the executive officers. In determining these pay levels, the Committee considers all forms of compensation and benefits, using tools such as wealth creation tally sheets to review the total value delivered through all elements of pay and the potential future value of the Committee’s current compensation decisions.

As noted earlier, the Company’s compensation structure is designed to position an executive’s total compensation at approximately the upper quartile of a peer group of comparable, high performing financial institutions, assuming the Company’s performance is at expected target levels. The primary data source used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group (the “2009 Peer Group”) of the eighteen (18) companies listed below. This peer group is reviewed annually and may change from year-to-year. These companies, which have been carefully considered by the Committee for inclusion in the 2009 Peer Group, include banks of similar asset size and business strategy.

2009 PEER GROUP
Company Name, Headquarters’ State, (Ticker), Bank Type	Company Name, Headquarters’ State, (Ticker), Bank Type
BancorpSouth, Inc., MS (BXS), Regional	United Bankshares, Inc., WV (UBSI) Top Quartile
Cullen/Frost Bankers, Inc., TX (CFR), Regional	CVB Financial Corp., CA (CVBF) Top Quartile
Texas Capital Bancshares, Inc., TX (TCBI), Regional	Glacier Bancorp, Inc., MT (GBCI) Top Quartile
Renasant Corporation, MS (RNST) Regional	NBT Bancorp Inc., NY (NBTB) Top Quartile
Whitney Holding Corp., LA (WTNY), Regional	Community Bank System, Inc., NY (CBU) Top Quartile
Trustmark Corp., MS (TRMK), Regional	Sterling Bancshares, Inc., TX (SBIB) Top Quartile
Capital City Bank Group, Inc., FL (CCBG) Regional	BancFirst Corporation, TX (BANF) Top Quartile
IBERIABANK Corp., LA (IBKC), Regional	S&T Bancorp, Inc., PA (STBA) Top Quartile
Cadence Financial Corporation, MS (CADE) Regional	First Financial Bankshares, Inc., TX (FFIN) Top Quartile
MidSouth Bancorp, Inc., LA (MSL) Regional	Republic Bancorp, Inc., KY (RBCAA) Top Quartile
First Niagara Financial Group, Inc., NY (FNFG) Top Quartile	Bank of the Ozarks, Inc., AR (OZRK) Top Quartile
Prosperity Bancshares, Inc., TX ( PRSP) Top Quartile

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Committee makes decisions regarding individual executives’ target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value.

Tax and Accounting Considerations

The Company takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules, the Company must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code of 1986 (as amended) generally limits the corporate tax deduction for compensation in excess of $1.0 million that is paid to a NEO, unless certain performance-based conditions are met. In establishing and administering the Company’s compensation programs, the Committee complies with the requirements of Section 162(m), although the Company retains the flexibility to pay compensation that is not eligible for such treatment under Section 162(m) if it is in the best interest of the Company to do so.

CONCLUSION

The Committee takes a best-practices approach to establishing and administering the NEOs’ compensation. Each component of compensation is developed using a defined methodology. The methodology has ensured that the NEOs’ compensation is competitive with other high-performing banks and is tightly aligned with the Company’s short and long-term financial performance. Through the use of external compensation consultants and internal compensation expertise, the Committee has designed and approved a compensation program that achieves all of the Committee’s goals and objectives.

In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis (CD&A) with executive management. On February 4, 2010, the Compensation Committee recommended to the Board of Directors that the 2009 CD&A be included in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Frank E. Bertucci (Chairperson)

Don P. Descant

Anthony J. Topazi

Hancock Holding Company

Summary Compensation Table (SCT)

For the Year Ended December 31, 2009

Name and Principal Position	Year	Salary (1)	Bonus ($)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Comp. (5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Carl J. Chaney, President and CEO	2009	$425,769	—	$130,843	$125,213	$352,748	$20,360	$196,526	$1,251,459
	2008	380,500	—	87,016	70,438	280,391	24,760	234,921	1,078,026
	2007	349,731	—	73,645	50,952	149,615	9,019	121,643	754,605
John M. Hairston, CEO and Chief Operating Officer	2009	425,769	—	117,586	125,213	352,748	21,898	193,419	1,236,633
	2008	380,500	—	90,243	70,438	280,391	29,419	212,988	1,063,979
	2007	349,731	—	74,073	50,952	149,615	7,608	108,763	740,742
Michael M. Achary, Chief Financial Officer	2009	249,231	—	55,214	51,226	115,420	21,919	72,726	565,736
	2008	219,038	—	38,301	31,167	84,901	20,966	84,858	479,231
	2007	200,000	—	25,078	21,483	56,885	181	10,154	313,781
Clifton J. Saik, Executive Wealth Management	2009	277,269	—	62,741	54,502	115,229	36,303	113,274	659,318
	2008	258,809	—	49,429	35,166	96,014	39,529	135,982	614,929
	2007	254,001	—	37,361	25,483	73,263	19,069	129,330	538,507
Alfred G. Rath, Chief Credit Officer	2009	252,000	—	(11,238)	26,312	104,372	239,155	47,988	658,589
	2008	229,615	—	82,055	84,352	86,932	263,011	55,596	801,561
	2007	220,000	—	33,341	25,483	61,981	164,297	40,573	545,675
Richard T. Hill, Executive Retail Banking	2009	249,231	—	59,484	53,871	104,958	29,454	82,920	579,918
	2008	229,615	—	46,792	35,166	89,529	31,768	99,224	532,094
	2007	220,000	—	37,133	25,483	58,170	14,527	88,988	444,301

(1)	In 2009, due to a holiday on January 1, 2010 the payroll posted on December 31, 2009. Salaries reported for 2009 are more than the executive’s base salary referenced in the CD&A.
(2)

Because grants are based on future service, a portion of the amount expensed in 2009 relates to prior year grants as follows: 2008 grants $111,783; 2007 grants $63,564; and 2006 grants $81,134. In 2009, the Company granted performance awards on January 2, 2009 on a discretionary basis and subject to defined company performance objectives. The shares were granted at a price of $44.42. Awards for the six executives were: Mr. Chaney 2,347; Mr. Hairston 2,347; Mr. Achary 950; Mr. Saik 986; Mr. Rath 914; and Mr. Hill 914. The Company granted restricted stock on November 17, 2009. The shares were granted on a discretionary basis and are subject to five-year service vesting. The shares were granted at a price of $38.48. The awards for the six executives were: Mr. Chaney 4,475; Mr. Hairston 4,475; Mr. Achary 1,637; Mr. Saik 1,579; Mr. Rath 0; and Mr. Hill 1,528. In 2008, the Company granted performance awards on January 2, 2008 on a discretionary basis and subject to defined company performance objectives. The shares were granted at a price of $35.86. Awards for the six executives were: Mr. Chaney 424; Mr. Hairston 424; Mr. Achary 212; Mr. Saik 248; Mr. Rath 215; and Mr. Hill 215. In 2008, the Company granted restricted stock on December 30, 2008. The shares were granted on a discretionary basis and are subject to five-year service vesting. The shares were granted at a price of $41.56. The awards for the six executives were: Mr. Chaney 4,143; Mr. Hairston 4,143; Mr. Achary 1,516; Mr. Saik 1,462; Mr. Rath 1,415; and Mr. Hill 1,415. In 2008, a portion of the amounts shown above represents grants of prior years expensed in 2008 as follows: 2007 grants $86,502; and 2006 grants $117,897. Mr. Rath’s 2009 compensation for stock awards is net of $69,296 in forfeitures.

(3)

Because grants are based on future service, a portion of the amount expensed in 2009 relates to prior year grants as follows: 2008 grants $166,842; 2007 grants $87,009; and 2006 grants $163,989. In 2009, Company granted incentive stock options on November 17, 2009. The stock options were granted on a discretionary basis and are subject to five-year service vesting. The shares were granted at an exercise price of $38.48. The values in the table represent a grant date fair value computed in accordance with generally accepted accounting principles. The following inputs are used in the Black-Scholes methodology: expected volatility 40.45%, risk-free interest rate 3.27%, expected life eight years and expected dividend yield 2.49%. The resulting Black-Scholes grant value is $14.52 per share. Awards for the six executives were: Mr. Chaney 16,942; Mr. Hairston 16,942; Mr. Achary 6,198; Mr. Saik 5,976; Mr. Rath 0; and Mr. Hill 5,785. In 2008, Company granted incentive stock options on December 30, 2008. The stock options were granted on a discretionary basis in fiscal year 2008 and are subject to five-year service vesting. The shares were granted at an exercise price of $41.56. The values in the table represent a grant date fair value computed in accordance with generally accepted accounting principles. The following inputs are used in the Black-Scholes methodology: expected volatility 35.33%, risk-free interest rate 2.07%, expected life eight years and expected dividend yield 2.31%. The resulting Black-Scholes grant value is $13.29 per share. Awards for the six executives were: Mr. Chaney 18,507; Mr. Hairston 18,507; Mr. Achary 6,771; Mr. Saik 6,528; Mr. Rath 6,320; and Mr. Hill 6,320. In 2008, a portion of the amounts shown represents grants of prior years expensed in 2008 as follows: 2007 grants $99,692; and 2006 grants $237,206. Mr. Rath’s 2009 compensation for option awards is net of $25,497 in forfeitures.

(4)	Based on assumptions required by generally accepted accounting principles used for disclosure as of December 31, 2009 and December 31, 2008.
(5)	See next table for disclosure of All Other Compensation.

Hancock Holding Company

SCT (continued)

For the Year Ended December 31, 2009

Name	Year	Auto Allowance	401(k) Match	Supplemental Long-Term Disability Insurance	Non-Qualified Deferred Compensation	Group-Term Life Insurance	Total Other Compensation
Carl J. Chaney, President and CEO	2009	$3,067	$4,900	$2,582	$185,766	$211	$196,526
	2008	2,193	4,600	2,582	225,335	211	234,921
	2007	1,400	4,500	2,582	112,950	211	121,643
John M. Hairston, CEO and Chief Operating Officer	2009	886	4,900	2,324	184,860	449	193,419
	2008	939	4,600	2,324	204,676	449	212,988
	2007	916	4,500	2,324	100,724	299	108,763
Michael M. Achary, Chief Financial Officer	2009	3,383	4,900	2,208	62,104	131	72,726
	2008	1,315	4,600	2,208	76,604	131	84,858
	2007	740	4,500	2,208	2,575	131	10,154
Clifton J. Saik, Executive Wealth Management	2009	4,253	4,900	3,920	99,434	767	113,274
	2008	4,203	4,600	3,863	122,549	767	135,982
	2007	665	4,500	966	122,789	410	129,330
Alfred G. Rath, Chief Credit Officer	2009	1,275	4,900	4,150	35,974	1,689	47,988
	2008	712	4,600	4,150	44,445	1,689	55,596
	2007	509	4,500	4,150	29,725	1,689	40,573
Richard T. Hill, Executive Retail Banking	2009	1,018	4,900	3,318	73,452	232	82,920
	2008	502	4,600	3,318	90,572	232	99,224
	2007	1,970	4,500	3,318	78,968	232	88,988

Hancock Holding Company

Grants of Plan-Based Awards

For the Year Ended December 31, 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold (#) (2)	Target (#)		Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)	(k)	(l)
Carl J. Chaney, President and CEO	11/17/2009	$32,800	$328,000	$401,800	—	2,347		2,347	4,475		16,942	$38.48	$522,523
John M. Hairston, CEO and Chief Operating Officer	11/17/2009	32,800	328,000	401,800	—	1,173	(3)	1,173	3,580	(4)	16,942	38.48	435,931
Michael M. Achary, Chief Financial Officer	11/17/2009	16,200	108,000	130,950	—	950		950	1,637		6,198	38.48	195,213
Clifton J. Saik, Executive Wealth Management	11/17/2009	33,642	112,140	131,764	—	986		986	1,579		5,976	38.48	191,356
Alfred G. Rath, Chief Credit Officer	11/17/2009	30,240	100,800	118,440	—	—		—	—		—	—	—
Richard T. Hill, Executive Retail Banking	11/17/2009	30,240	100,800	118,440	—	914		914	1,528		5,785	38.48	183,421

(1)

Annually, the CEOs make recommendations to the Compensation Committee on the award for each NEO. The recommendation is based on the NEO’s contribution and performance during the year. The awards are approved by the Compensation Committee.

(2)

There is no minimum payment to be made under the Awards. If the financial performance of the Company during the performance period to which the Award relates falls below the minimum performance goals established in the specified categories under the Award by the Compensation Committee, no payouts will be made under the Awards.

(3)

This amount does not include shares deferred into the Non Qualified Deferred Compensation Plan. The deferred shares are credited as incentive units under the Non Qualified Deferred Compensation Plan and the shares they represent are counted against stock available for grants under the 2005 Long Term Incentive Plan. In 2009, Mr. Hairston deferred 1,174 shares.

(4)

This amount does not include shares deferred into the Non Qualified Deferred Compensation Plan. The deferred shares are credited as incentive units under the Non Qualified Deferred Compensation Plan and the shares they represent are counted against stock available for grants under the 2005 Long Term Incentive Plan. In 2009, Mr. Hairston deferred 895 shares.

Hancock Holding Company

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2009

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)	(k)
Carl J. Chaney, President and CEO	—	16,942	—	$38.48	11/17/2019	—		—	—	—	11/17/2014	(1)
“	—	—	—	—	—	4,475		196,050	—	—	11/17/2014
“	—	—	—	—	—	—		—	2,347	102,822	1/2/2012
“	3,701	14,806	—	41.56	12/30/2018	—		—	—	—	12/30/2013	(1)
“	—	—	—	—	—	3,729	(2)	163,367	—	—	12/30/2013
“	3,526	5,289	—	38.88	11/13/2017	—		—	—	—	11/13/2012	(1)
“	—	—	—	—	—	2,055	(2)	90,030	—	—	11/13/2012
“	10,800	7,200	—	39.83	1/18/2016	—		—	—	—	1/18/2011	(1)
“	—	—	—	—	—	3,000		131,430	—	—	1/18/2011
“	18,000	—	—	31.20	1/13/2015	—		—	—	—	12/21/2005
“	—	—	—	—	—	3,000		131,430	—	—	2/21/2010
“	18,000	—	—	27.97	1/8/2014	—		—	—	—	12/21/2005

Hancock Holding Company

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2009

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)	(k)
Carl J. Chaney, President and CEO	18,000	—	—	$22.36	1/6/2013	—		—	—		—	12/21/2005
John M. Hairston, CEO and Chief Operating Officer	—	16,942	—	38.48	11/17/2019	—		—	—		—	11/17/2014	(1)
“	—	—	—	—	—	3,580	(2)	156,840	—		—	11/17/2014
“	—	—	—	—	—	—		—	1,173	(3)	51,389	1/2/2012
“	3,701	14,806	—	41.56	12/30/2018	—		—	—		—	12/30/2013	(1)
“	—	—	—	—	—	3,729	(2)	163,367	—		—	12/30/2013
“	3,526	5,289	—	38.88	11/13/2017	—		—	—		—	11/13/2012	(1)
“	—	—	—	—	—	2,466	(2)	108,035	—		—	11/13/2012
“	10,800	7,200	—	39.83	1/18/2016	—		—	—		—	1/18/2011	(1)
“	—	—	—	—	—	3,000		131,430	—		—	1/18/2011
“	18,000	—	—	31.20	1/13/2015	—		—	—		—	12/21/2005
“	—	—	—	—	—	3,000		131,430	—		—	2/21/2010
“	8,000	—	—	27.97	1/8/2014	—		—	—		—	12/21/2005
Michael M. Achary, Chief Financial Officer	—	6,198	—	38.48	11/17/2019	—		—	—		—	11/17/2014	(1)
“	—	—	—	—	—	1,637		71,717	—		—	11/17/2014
“	—	—	—	—	—	—		—	950		41,620	1/2/2012
“	1,354	5,417	—	41.56	12/30/2018	—		—	—		—	12/30/2013	(1)
“	—	—	—	—	—	1,516		66,416	—		—	12/30/2013
“	1,763	2,645	—	38.88	11/13/2017	—		—	—		—	11/13/2012	(1)
“	—	—	—	—	—	1,368		59,932	—		—	11/13/2012
“	4,500	3,000	—	39.83	1/18/2016	—		—	—		—	1/18/2011	(1)
“	—	—	—	—	—	1,200		52,572	—		—	1/18/2011
“	—	—	—	—	—	1,000		43,810	—		—	2/21/2010
Clifton J. Saik, Executive Wealth Management	—	5,976	—	38.48	11/17/2019	—		—	—		—	11/17/2014	(1)
“	—	—	—	—	—	1,579		69,176	—		—	11/17/2014
“	—	—	—	—	—	—		—	986		43,197	1/2/2012
“	1,305	5,223	—	41.56	12/30/2018	—		—	—		—	12/30/2013	(1)
“	—	—	—	—	—	1,462		64,050	—		—	12/30/2013
“	1,763	2,645	—	38.88	11/13/2017	—		—	—		—	11/13/2012	(1)
“	—	—	—	—	—	1,601		70,140	—		—	11/13/2012

Hancock Holding Company

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2009

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Vesting Date
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Clifton J. Saik, Executive Wealth Management	5,400	3,600	—	$39.83	1/18/2016	—	—	—	—	1/18/2011	(1)
“	—	—	—	—	—	1,500	65,715	—	—	1/18/2011
“	9,000	—	—	31.20	1/13/2015	—	—	—	—	12/21/2005
“	—	—	—	—	—	1,500	65,715	—	—	2/21/2010
“	9,000	—	—	27.97	1/8/2014	—	—	—	—	12/21/2005
“	9,000	—	—	22.36	1/6/2013	—	—	—	—	12/21/2005
“	6,000	—	—	14.50	1/9/2012	—	—	—	—	1/9/2006
Alfred G. Rath, Chief Credit Officer	1,264	—	—	41.56	6/30/2010	—	—	—	—	12/31/2009	(4)
“	1,763	—	—	38.88	6/30/2010	—	—	—	—	12/31/2009	(4)
“	5,400	—	—	39.83	6/30/2010	—	—	—	—	12/31/2009	(4)
Richard T. Hill, Executive Retail Banking	—	5,785	—	38.48	11/17/2019	—	—	—	—	11/17/2014	(1)
“	—	—	—	—	—	1,528	66,942	—	—	11/17/2014
“	—	—	—	—	—	—	—	914	40,042	1/2/2012
“	1,264	5,056		41.56	12/30/2018	—	—	—	—	12/30/2013	(1)
“	—	—	—	—	—	1,415	61,991	—	—	12/30/2013
“	1,763	2,645	—	38.88	11/13/2017	—	—	—	—	11/13/2012	(1)
“	—	—	—	—	—	1,386	60,721	—	—	11/13/2012
“	5,400	3,600	—	39.83	1/18/2016	—	—	—	—	1/18/2011	(1)
“	—	—	—	—	—	1,500	65,715	—	—	1/18/2011
“	—	—	—	—	—	1,500	65,715	—	—	2/21/2010

(1)	20% vesting per year for five (5) years.
(2)

These amounts do not include shares deferred into the Non Qualified Deferred Compensation Plan. The deferred shares are credited as incentive units under the Non Qualified Deferred Compensation Plan and the shares they represent are counted against stock available for grants under the 2005 Long Term Incentive Plan. In 2009, Mr. Hairston deferred 895 shares. In 2008, the following shares were deferred: Mr. Chaney 414 shares and Mr. Hairston 414 shares. In 2007, Mr. Chaney deferred 685 shares and Mr. Hairston 274 shares.

(3)

These amounts do not include shares deferred into the Non Qualified Deferred Compensation Plan. The deferred shares are credited as incentive units under the Non Qualified Deferred Compensation Plan and the shares they represent are counted against stock available for grants under the 2005 Long Term Incentive Plan. In 2009, Mr. Hairston deferred 1,174 shares.

(4)	Mr. Rath retired as of December 31, 2009. Shares granted before October 1, 2007, received an accelerated vesting due to retirement.

Hancock Holding Company

Option Exercises and Stock Vested

For the Year Ended December 31, 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Carl J. Chaney, President and CEO	—	—	3,363	$134,016	(1)
John M. Hairston, CEO and Chief Operating Officer	39,998	796,298	3,363	134,016	(1)
Michael M. Achary, Chief Financial Officer	—	—	1,201	46,544
Clifton J. Saik, Executive Wealth Management	—	—	1,736	67,977
Alfred G. Rath, Chief Credit Officer	—	—	4,704	200,698
Richard T. Hill, Executive Retail Banking	—	—	1,704	67,078

(1)

Includes for Mr. Chaney $1,123 which is the value of 40 shares of deferred Performance Stock as of the vesting date of February 14, 2009 and $1,123 for Mr. Hairston which is the value of 40 shares of deferred Performance Stock as of the vesting date of February 14, 2009.

Hancock Holding Company

Pension Benefits Table

For the Year Ended December 31, 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Carl J. Chaney, President and CEO	Hancock Bank Pension Plan	11	$117,645	—
John M. Hairston, CEO and Chief Operating Officer	Hancock Bank Pension Plan	15	147,302	—
Michael M. Achary, Chief Financial Officer	Hancock Bank Pension Plan	9	88,346	—
Clifton J. Saik, Executive Wealth Management	Hancock Bank Pension Plan	11	206,626	—
Alfred G. Rath, Chief Credit Officer	Hancock Bank Pension Plan	41	1,330,052	—
Richard T. Hill, Executive Retail Banking	Hancock Bank Pension Plan	11	147,612	—

(1)

The Present Value of the Accumulated Benefit Obligation is determined using 5.95% per annum and the RP-2000 Combined Mortality Table and assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date. Based on assumptions required by generally accepted accounting principles used for disclosure as of December 31, 2009.

The Company has a noncontributory defined benefit pension plan covering employees who have been employed by the Company one year and attained age twenty-one. Participants shall accrue benefits if they have worked a minimum of 1,000 hours during the year. The plan provides early retirement upon completion of 10 years of service and attainment of age fifty-five. Normal retirement under the plan is age sixty-five. Mr. Saik and Mr. Rath are the only named executives eligible for early retirement as of December 31, 2009. The benefits are based upon employee’s years of service and compensation. The pension plan is available to all employees.

Hancock Holding Company

Non-Qualified Deferred Compensation Table

For the Year Ended December 31, 2009

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)(2)		Aggregate Earnings in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last Fiscal Year ($)(8)
(a)	(b)	(c)		(d)		(e)	(f)
Carl J. Chaney, President and CEO	$197,828	$177,568		$73,420	(6)	—	$1,005,685
John M. Hairston, CEO and Chief Operating Officer	14,020	249,997	(5)(7)	80,803	(6)	—	788,531
Michael M. Achary, Chief Financial Officer	24,923	62,104		12,759		—	203,727
Clifton J. Saik, Executive Wealth Management	23,465	99,434		116,565		—	531,699
Alfred G. Rath, Chief Credit Officer	23,805	35,974		737		—	223,176
Richard T. Hill, Executive Retail Banking	32,860	73,452		81,715		—	417,522

(1)

Executives may elect a maximum deferral of 80% of base salary, 100% of annual incentive bonus, and 100% of performance stock and restricted stock. The minimum deferral for base salary and annual incentive bonus is a $3,000 aggregate. There is no minimum deferral for performance stock and restricted stock.

(2)

Company contributions are made at the discretion of the committee. Each year, a 401(k) restoration matching contribution may be made to participant accounts. Unless otherwise provided by the Committee, a Participant shall be vested in his or her Company Restoration Matching Account at the time or times and in the amounts determined in accordance with the provisions of the 401(k) Plan. The plan also allows for supplemental contributions to be made to participants at the discretion of the committee. The factors taken into consideration for these contributions are current total compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the company until age 65, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account. The participant will vest in the supplemental contribution account on a 15-year graded vesting schedule beginning at age 50 and ending at age 65. They will be 100% vested at age 65. In 2009, the Compensation Committee voted to accelerate the vesting on Mr. Rath’s SERP to 100%. The following amounts included in the Registrant Contributions in Last Fiscal Year are also reported in the Summary Compensation Table 2009: Mr. Chaney SERP $175,268, Restoration Match $2,300, Restricted Units $8,019, and Performance Units $179; Mr. Hairston SERP $161,105, Restoration Match $2,300, Restricted Units $5,372 and Performance Units $16,083; Mr. Achary SERP $59,803 and Restoration Match $2,300; Mr. Saik SERP $97,134 and Restoration Match $2,300; Mr. Rath SERP $33,674 and Restoration Match $2,300; and Mr. Hill SERP $71,152 and Restoration Match $2,300. Restricted Units and Performance Units have been reported in the Summary Compensation Table only at the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with generally accepted accounting principles.

(3)

Executives elect investment options from a group of measurement funds available in the plan. Allocations and reallocations can be made on a daily basis subject to certain limitations. The accounts are adjusted on a daily basis based on the performance of each measurement fund selected.

(4)	Payments from the plan begin upon the earlier of retirement, termination of employment, disability, death, or in the event of a scheduled distribution.
(5)

Includes for Mr. Hairston 895 deferred Restricted Stock shares granted on November 17, 2009 at $38.48 per share. These shares are credited as incentive units under the Non Qualified Deferred Compensation Plan and the shares that they represent are counted against stock available for grants under the 2005 Long Term Incentive Plan.

(6)

Includes ($476) for Mr. Chaney and $4,236 for Mr. Hairston which are earnings related to deferred restricted shares. It also includes $678 for Mr. Chaney and Mr. Hairston which are earnings related to deferred performance shares.

(7)

Includes for Mr. Hairston 1,174 deferred Performance shares granted on January 2, 2009 at $44.42 per share. These shares are credited as incentive units under the Non Qualified Deferred Compensation Plan and the shares that they represent are counted against stock available for grants under the 2005 Long Term Incentive Plan. If the financial performance of the Company during the performance period to which the Award relates falls below the minimum performance goals established in the specified categories under the Award by the Compensation Committee, no payout will be made under the Awards. The award also has an additional 2-year service vest period in addition to the 1-year performance period.

(8)

The following amounts included in the Aggregate Balance at Last Fiscal Year are also reported in the Summary Compensation Table: 2008, Mr. Chaney SERP $215,715, Restoration Match $3,000, Restricted Units $5,365 and Performance Units $1,255; Mr. Hairston SERP $198,283, Restoration Match $3,000, Restricted Units $2,138 and Performance Units $1,255; Mr. Achary SERP $73,604 and Restoration Match $3,000; Mr. Saik SERP $119,549 and Restoration Match $3,000; Mr. Rath SERP $41,445 and Restoration Match $3,000; and Mr. Hill SERP $87,572 and Restoration Match $3,000. For 2007, Mr. Chaney SERP $108,932, Restoration Match $3,318 and Restricted Units $700; Mr. Hairston SERP $97,063, Restoration Match $3,389 and Restricted Units $272; Mr. Achary Restoration Match $2,575; Mr. Saik SERP $119,549 and Restoration Match $3,240; Mr. Rath SERP $26,582 and Restoration Match $3,143; and Mr. Hill SERP $75,798 and Restoration Match $3,170. Restricted Stock and Performance Stock have been reported in the Summary Compensation Table only at the dollar amount recognized for financial statement reporting purposes with respect to each fiscal year in accordance with generally accepted accounting principles.

Hancock Holding Company

Director Compensation Table

For the Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)
Bankston, Alton G.	$31,200	$15,008	(3)	—	—	—	—	$46,208
Bertucci, Frank E.	29,700	15,008	(3)	—	—	—	—	44,708
Descant, Don P.	38,100	15,068	(2)(3)	—	—	—	—	53,168
Estabrook, Jr., James B.	45,469	15,008	(3)	—	—	—	—	60,477
Hanna, Randall W. (4)	14,233	—		—	—	—	—	14,233
Horne, James H.	39,700	16,204	(2)(3)	—	—	—	—	55,904
Levens, Jerry L. (4)	14,611	—		—	—	—	—	14,611
Olinde, Thomas H. (4)	17,383	—		—	—	—	—	17,383
Pace, John H.	41,867	15,008	(3)	—	—	—	—	56,875
Pickering, Christine L.	37,550	15,008	(3)	—	—	—	—	52,558
Roseberry, Robert W.	26,600	15,828	(2)(3)	—	—	—	—	42,428
Schloegel, George A.	36,106	—		—	—	—	—	36,106
Topazi, Anthony J.	27,300	15,008	(3)	—	—	—	—	42,308

(1)

Monthly retainer fees are as follows: Chairman of the Board $2,917; Audit chair $1,666; Compensation chair $1,333; Nominating chair $1,333; Risk Management chair $1,333; HHC Board Secretary $1,333 and all other retainers $1,000. HHC board meeting pays $1,000 per meeting; state board meeting pays $400 per meeting (if not on same day as HHC board or if 2 state meetings aren’t held on the same day); advisory board meeting pays $250 per meeting; loan committee meeting by phone pays $200 weekly (if called); and all other committee meetings pay $300 per meeting. Each director can elect to receive payment in the form of cash, stock or deferred compensation.

(2)

From time to time the Company will initiate new business referral programs for all independent Directors of the Company. In 2009, the Company offered a voluntary referral program to these Directors. Directors earn points for new business referred to the Company. At year-end, the points were tallied and $1.00 was paid to the Directors for every point. The Company purchased shares of stock off the open market equivalent to the number of dollars each Director earned. In 2009, Mr. Horne earned 27 shares, Mr. Roseberry earned 18 shares and Mr. Descant earned 1 share which will be paid out in 2010. In the 2008 proxy it was reported that Mr. Pace earned 118 shares which would be paid out in 2009. Due to his serving on the Audit Committee, he was not eligible to receive these shares.

(3)	Value of 414 treasury shares issued to independent HHC directors in January 2009.
(4)	Appointed to HHC board in September 2009.

Hancock Holding Company

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2009

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Termination for Good Reason upon CIC ($)		Termination upon Expiration of CIC Employment Period ($)		Death ($) (1)	Disability ($)
Carl J. Chaney, CEO and President
Base Salary	—	—	—	$815,900		$410,000		—	—
Short Term Incentive	—	328,000	—	276,758		276,758		328,000	328,000
Long Term Incentives (RSA, ISO, PSA)	—	291,516	—	993,474		993,474		890,652	890,652
Non Qualified Deferred Compensation (2)	—	571,044	—	513,320	(3)	513,320	(3)	571,044	571,044
Disability Benefits (monthly benefit)	—	—	—	—		—		—	7,500
280G Tax Gross-up	—	—	—	273,165		184,500		—	—
CIC Career Counseling Services	—	—	—	41,000		—		—	—
TOTAL	—	1,190,560	—	2,913,617		2,378,052		1,789,696	1,797,196
John M. Hairston, CEO and Chief Operating Officer
Base Salary	—	—	—	815,900		410,000		—	—
Short Term Incentive	—	328,000	—	276,758		276,758		328,000	328,000
Long Term Incentives (RSA, ISO, PSA)	—	291,516	—	920,837		920,837		869,448	869,448

Hancock Holding Company

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2009

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Normal Retirement ($)	For Cause Termination ($)	Termination for Good Reason upon CIC ($)		Termination upon Expiration of CIC Employment Period ($)		Death ($) (1)	Disability ($)
Non Qualified Deferred Compensation (2)	—	$601,699	—	$582,748	(3)	$582,748	(3)	$601,699	$601,699
Disability Benefits (monthly benefit)	—	—	—	—		—		—	7,500
280G Tax Gross-up	—	—	—	273,165		184,500		—	—
CIC Career Counseling Services	—	—	—	41,000		—		—	—
TOTAL	—	1,221,215	—	2,910,408		2,374,843		1,799,147	1,806,647
Michael M. Achary, Chief Financial Officer
Base Salary	—	—	—	237,600		240,000		—	—
Short Term Incentive	—	108,000	—	96,076		96,076		108,000	108,000
Long Term Incentives (RSA, ISO, PSA)	—	108,322	—	406,270		406,270		364,650	364,650
Non Qualified Deferred Compensation (2)	—	122,250	—	118,399	(3)	118,399	(3)	122,250	122,250
Disability Benefits (monthly benefit)	—	—	—	—		—		—	5,538
CIC Career Counseling Services	—	—	—	24,000		—		—	—
TOTAL	—	338,572	—	882,345		860,745		594,900	600,438
Clifton J. Saik, Executive Wealth Management
Base Salary	—	—	—	264,330		267,000		—	—
Short Term Incentive	—	112,140	—	97,098		97,098		112,140	112,140
Long Term Incentives (RSA, ISO, PSA)	—	145,758	—	448,964		448,964		405,768	405,768
Non Qualified Deferred Compensation (2)	—	251,731	—	87,126	(3)	87,126	(3)	251,731	251,731
Disability Benefits (monthly benefit)	—	—	—	—		—		—	7,500
CIC Career Counseling Services	—	—	—	26,700		—		—	—
TOTAL	—	509,629	—	924,219		900,189		769,638	777,138
Alfred G. Rath, Chief Credit Officer (4)
Short Term Incentive	—	100,800	—	—		—		—	—
TOTAL	—	100,800	—	—		—		—	—
Richard T. Hill, Executive Retail Banking
Base Salary	—	—	—	237,600		240,000		—	—
Short Term Incentive	—	100,800	—	85,903		85,903		100,800	100,800
Long Term Incentives (RSA, ISO, PSA)	—	145,758	—	433,555		433,555		393,513	393,513
Non Qualified Deferred Compensation (2)	—	231,604	—	133,938	(3)	133,938	(3)	231,604	231,604
Disability Benefits (monthly benefit)	—	—	—	—		—		—	7,500
CIC Career Counseling Services	—	—	—	24,000		—		—	—
TOTAL	—	478,162	—	914,996		893,396		725,917	733,417

(1)	All Named Executive Officers have a BOLI death benefit of $25,000.
(2)	The Non Qualified Deferred Compensation Plan includes SERP, Deferred RSAs, Deferred PSAs and Restoration Match.
(3)	Payment would be made only if the Non Qualified Deferred Compensation Plan terminated in connection with a Change in Control.
(4)	Mr. Rath retired as of December 31, 2009. Information reported is provided for this event only.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables above reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, normal retirement, for cause termination, termination for good reason upon change in control, termination upon expiration of change in control employment period and termination in the event of death or disability of the executive is shown above. The amounts shown assume that such termination was effective as of December 31, 2009 and thus include amounts earned through such time and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the company.

The named executives are eligible for post retirement benefits (pension, medical insurance and life insurance) as provided in plan documents. The pension plan is available to all employees. Post retirement medical and life insurance benefits are not provided to any employees hired on or after January 1, 2000.

Payments Made Upon Voluntary Termination

In the event of a voluntary termination by a Named Executive Officer, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	Vested amounts in his accounts under the Non-Qualified Deferred Compensation Plan, which shall be paid in a lump sum.

Payments Made Upon For Cause Termination

In the event of a for cause termination of a Named Executive Officer, he is entitled to receive the following:

•	Vested amounts in his accounts under the Non-Qualified Deferred Compensation Plan, which shall be paid in a lump sum.

Payments Made Upon Normal Retirement

In the event of normal retirement of a Named Executive Officer, in addition to the items identified above:

•	he will immediately vest in all outstanding options (incentive and non-qualified) granted prior to 2007 and retain such options for a six month period;

•	he will immediately vest in all outstanding restricted stock awards granted prior to 2007; and

•

he will immediately vest in any Company contribution accounts in the Non-Qualified Deferred Compensation Plan and payment of all his accounts thereunder shall be made in either a lump sum or in annual installments over a period not to exceed 15 years as elected by the Named Executive Officer in accordance with the terms of the Non-Qualified Deferred Compensation Plan.

Payments Made Upon Death or Disability

In the event of death or disability of a Named Executive Officer, in addition to the items identified above:

•	he will immediately vest in all outstanding options (incentive and non-qualified) and retain such options for a one year period;

•	he will immediately vest in all outstanding restricted stock awards;

•	he will immediately vest in any Company contribution accounts in the Non-Qualified Deferred Compensation Plan and all accounts thereunder shall be paid in a single lump-sum payment; and

•	he will receive benefits under the Company’s executive disability plan or payments under the Company’s Bank Owned Life Insurance (BOLI) plan, as appropriate

Payments Made Upon a Change of Control

The Company has entered into Change of Control Employment Agreements with each Named Executive Officer. These agreements provide for continued employment for a period of three years following a change of control (the “Employment Period”). Pursuant to these agreements, if an executive’s employment is terminated following a change of control and prior to the end of the Employment Period (other than termination by the Company for cause or by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason”, or if the executive resigns for any reason during the thirty day period following the date that is six months after the effective date of a change of control, the executive will receive certain benefits in addition to those available under the Company’s Non-Qualified Deferred Compensation Plan and/or Long Term Incentive Plan. Under the Change of Control Employment Agreement, the Named Executive Officer will receive:

•	a lump sum severance payment which is a multiple of the Executive’s Base Compensation (compensation for the 12 months immediately preceding termination) and average Employment Period bonus; and

•	career counseling services for a period of 6 months.

If the executive remains employed throughout the Employment Period, the Change of Control Employment Agreements provide the executive will receive a lump-sum payment equal to his average annual base salary during the Employment Period, plus his average Employment Period bonus.

In addition, the Award Agreements pursuant to which certain equity based awards have been made to the executives under the Company’s Long Term Incentive Plan provide for an acceleration of the benefits in the event of a change of control. As a result:

•	all restricted stock awards granted to the executive will automatically vest and become non-forfeitable; and

•	all stock options (incentive and non-qualified), held by the executive will automatically vest and become exercisable; and

•	all earned performance shares will automatically vest and become non-forfeitable.

Under the Company’s Non-Qualified Deferred Compensation Plan, upon a change of control, all Company contribution accounts shall immediately vest and become nonforfeitable, but only to the extent the Compensation Committee determines the acceleration will not exceed the deduction limitations under Section 280G of the Internal Revenue Code or result in excise tax on the executive under Section 4999. The payment of a Named Executive Officer’s accounts under the Company’s Non-Qualified Deferred Compensation Plan is not accelerated upon a change of control, however, unless the Company elects to terminate the Non-Qualified Deferred Compensation Plan in connection with the change of control pursuant to the terms thereof, in which event the executive’s accounts thereunder will be paid in a lump sum.

Generally, a change of control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

•

The acquisition by any one person or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

•

The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock possessing fifty percent (50%) or more of the total voting power of the stock of the Company;

•

The replacement during any twelve-month period of a majority of the members of the board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such board before the date of such appointment or election; or

•

The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

“Good Reason” shall mean any of the following occurring without executive’s consent:

•	a material diminution in executive’s position, authority, duties or responsibilities from those which executive held immediately prior to the effective date of the change of control;

•	a material diminution in the authority, duties, or responsibilities of executive’s supervisor;

•	requiring executive to be based at any office which is a material change from the geographic location of the office at which executive was employed immediately prior to the change of control;

•	a material diminution in the budget over which executive retains authority;

•	a material diminution in executive’s annual base salary; or

•	any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which executive performs services for the Company.

280G Tax Gross-up

Upon a change in control of the Company the executive may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code pursuant to deduction limitations imposed under Section 280G. The Company has agreed to reimburse the executive for excise taxes that are imposed on the executive under Section 4999 as a result of payments under the Change of Control Agreements.

FIVE YEAR SHAREHOLDER RETURN COMPARISON

The U.S. Securities and Exchange Commission requires that the Company include in its Annual Report on Form 10-K the line graph presentation set forth on the following page. The Company is also including the graph in this Proxy Statement for the Company’s shareholders’ ease of reference. The following graph compares cumulative, five-year shareholder returns on an indexed basis with a performance indicator of the overall stock market and an index of peer companies selected by the Company. The broad market index used in the graph is the NASDAQ Market Index. The peer group index is a group of financial institutions in the southeast that are similar in asset size and business strategy; a list of the companies included in the index follows the graph.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG HANCOCK HOLDING COMPANY,

NASDAQ COMPOSITE INDEX

AND PEER GROUP INDEX

BANK OF THE OZARKS INC	IBERIABANK CORP	STERLING BANCSHARES
BANKATLANTIC BANCORP	PINNACLE FINANCIAL PARTNERS	SUPERIOR BANCORP
FNB CORPORATION FL	RENASANT CORP	TRUSTMARK CORP
GREEN BANKSHARES INC	REPUBLIC BANCORP INC	UNITED COMMUNITY BANKS

BOARD COMMITTEES AND MEETINGS

Audit Committee

The Company has an Audit Committee, which is currently composed of independent directors (as the term independent is defined by NASDAQ’s Global Listing Standards) Jerry L. Levens, Thomas H. Olinde, Christine L. Pickering (returning), and Anthony J. Topazi (returning). The Company’s Board of Directors has determined that Ms. Pickering, a practicing CPA, is an audit committee financial expert as that term is defined in pertinent regulations. She also serves as Chairperson of the Audit Committee. The Audit Committee oversees the operation of the Company’s Audit Department and makes recommendations to the Board of Directors concerning the independent public accountants for the Company. The Audit Committee met six (6) times during 2009. The Audit Committee acts pursuant to a written Audit Committee Charter, a copy of which along with the Committee’s Pre-Approval Policies and Procedures are available on the Company’s website under the Investor Relations – Corporate Overview – Committee Charting tab at: http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

Compensation Committee

As of December 31, 2009 the following directors served as members of the Compensation Committee of Hancock Holding Company’s Board of Directors: Frank E. Bertucci, (Chairperson), Don P. Descant, and Anthony J. Topazi. The Compensation Committee met seven (7) times in 2009.

There are no relationships that would create a compensation committee interlock as defined under applicable SEC regulations.

Role and Purpose of the Compensation Committee

The primary purpose of the Compensation Committee (the “Committee”) is to aid the Board of Directors (the “Board”) in discharging its responsibilities relating to the compensation of the Company’s Chief Executive Officer and other officers of the company and its subsidiaries having the rank of Executive Vice President or higher and who report directly to the Chief Executive Officer (referred to herein as “executive officers”). The Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee also oversees the preparation of and approves the annual Committee report on executive compensation for inclusion in the Company’s proxy statement. The Compensation Committee Charter appears on the Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308. The Chart further outlines the Committee’s responsibilities and duties.

Nominating and Corporate Governance Committee

The Company has a Nominating and Corporate Governance Committee consisting of three (3) independent directors (as the term independent is defined by NASDAQ’s Global Listing Standards): James H. Horne, John H. Pace and Christine L. Pickering. John H. Pace serves as Chairperson of the committee. The Nominating and Corporate Governance Committee provides oversight on a broad range of issues surrounding the composition and operation of the Board of Directors of Hancock Holding Company. The Nominating and Corporate Governance Committee has a charter which is available on the Company’s website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

Nominations for the election to the Board of Directors, other than those made by or at the direction of the Board of Directors, may be made by a shareholder by delivering written notice to the Company’s Chairman of the Nominating and Corporate Governance Committee not less than fifty (50) nor more than ninety (90) days prior to the meeting at which directors are to be elected, provided that the Company has mailed the first notice of the meeting at least sixty (60) days prior to the meeting date. If the Company has not given such notice, shareholder nominations must be submitted within ten (10) days following the earlier of: (i) the date that notice of the date of the meeting was first mailed to the shareholders, or (ii) the date on which public disclosure of such date was made.

The shareholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the class and number of shares of the Company’s Common Stock which are beneficially owned by such nominee; and (iv) any other information relating to such nominee that may be required under federal securities laws to be disclosed in solicitations of proxies for the election of Directors. The shareholder’s notice must also set forth as to the shareholder giving notice: (i) the name and address of such shareholder; and (ii) the amount of such shareholder’s beneficial ownership of the Company’s Common Stock.

If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the Annual Meeting may determine that such shareholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as Director of the Company.

It is the Nominating and Corporate Governance Committee’s policy to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. The Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of Paul D. Guichet, Vice President, Corporate Investor Relations, at the main office of the Company:

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected;

4. As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5. A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Minimum Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First a candidate must meet the eligibility requirements set forth in the Company’s bylaws. A candidate also must meet any qualification requirements set forth in any Board or Committee governing documents.

The Nominating and Corporate Governance Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Nominating and Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory obligations.

The Board of Directors of the Company met a total of fourteen (14) times during the year ended December 31, 2009. During 2009 all Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by committees on which they served.

The Company has implemented a shareholder communication process to facilitate communication with its Board of Directors. All shareholder communications to the Board of Directors should be forwarded to the attention of Paul D. Guichet, Vice President, Corporate Investor Relations Department, Hancock Holding Company, P.O. Box 4019, Gulfport, MS 39502. Email address: Paul_Guichet@hancockbank.com.

It is the Company’s policy that members of the Board of Directors attend the Annual Meeting of shareholders. At the 2009 Annual Meeting, all directors of the Company were in attendance.

PRINCIPAL ACCOUNTING FIRM FEES

During the last two (2) fiscal years, the Company paid its independent auditors fees and out of pocket expenses as follows:

Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2009 and for the review of the financial statements included in the Company’s annual financial statements for that fiscal year were $704,710. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2008 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $890,150.

Audit-related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that were reasonably related to the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2009 were $14,000. The aggregate fees billed by KPMG LLP for assurance and related services that were reasonably related to the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2008 were $0.

All Other Fees. The aggregate fees billed for professional fees rendered by PricewaterhouseCoopers LLP for all other fees were $0. The aggregate fees billed for professional fees rendered by KPMG LLP for Employee Benefit Plans for fiscal year ended December 31, 2008 were $0.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence. For 2009 the Audit Committee approved all the services described above in accordance with its Pre-Approval Policies, which were attached to the 2004 Proxy Statement as Appendix B.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

With respect to fiscal 2009, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committee), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Christine L. Pickering (Chairperson)	Anthony J. Topazi	Jerry L. Levens	Thomas H. Olinde

ADDITIONAL INFORMATION

The Annual Report of the Company for the fiscal year ended December 31, 2009 is enclosed. The Annual Report is not to be regarded as proxy soliciting material. Any shareholder who has not received an Annual Report may obtain one from the Company. The Company also will provide, without charge, copies of its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the U. S. Securities and Exchange Commission. Shareholders wishing to receive a copy of the Annual Report on Form 10-K are directed to write Paul D. Guichet, Vice President, Corporate Investor Relations, at the address of the Company.

PROPOSALS FOR 2011 ANNUAL MEETING

Any shareholder who wishes to present a proposal at the Company’s next Annual Meeting and who wishes to have the proposal included in the Company’s Proxy Statement and form of Proxy for the meeting must submit the proposal to the undersigned at the address of the Company not later than October 20, 2010. After this date, a stockholder who intends to raise a proposal to be acted upon at the 2011 annual meeting of shareholders must inform the Company in writing no later than January 3, 2011. If notice is not provided by that date, the Company’s Board of Directors may exclude such proposal from being acted upon at the 2011 meeting. Further, the persons named in the Company’s Proxy for the 2011 Annual Meeting will be allowed to exercise their discretionary authority to vote upon such proposal without the matter having been discussed in the Proxy Statement for the 2011 Annual Meeting.

By Order of the Board of Directors

James B. Estabrook, Jr.	Carl J. Chaney	John M. Hairston
Chairman of the Board	President and CEO	CEO and Chief Operating Officer

Dated: February 17, 2010

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HANCOCK HOLDING COMPANY

P. O. BOX 4019

GULFPORT, MS 39502

P R O X Y  F O R 2 0 10  A N N U A L  M E E T I N G

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of Hancock Holding Company, does hereby nominate, constitute, and appoint Carl J. Chaney and John M. Hairston each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of Common stock of Hancock Holding Company held of record by the undersigned on February 9, 2010, at the annual meeting of stockholders to be held on March 18, 2010, or any adjournment(s) thereof. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION FOR EACH OF THE DIRECTORS AS INDICATED IN ITEM 1 and ITEM 2.

The Board of Directors Recommends you vote FOR Items 1 and 2.

MANAGEMENT PROPOSALS:

Item 1.	The election of the following five (5) persons as directors, to serve until the Annual Meeting in 2013, or until each person’s successor has been elected and qualified. (INSTRUCTION: AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY NOMINEE.)

DON P. DESCANT ☐	JAMES B. ESTABROOK, JR. ☐	RANDALL W. HANNA ☐

ROBERT W. ROSEBERRY ☐	ANTHONY J. TOPAZI ☐

For all nominees except as indicated ☐	Withhold authority to vote for all nominees ☐

Item 2.	Approval of the appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for the Company.

FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE RETURN THE ENTIRE PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

DATED:	, 2010

Signature:

Signature:

When signing as attorney, executor, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Number of shares:

IF YOU PLAN TO ATTEND THE MEETING, PLEASE CHECK HERE ☐
WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN AND RETURN AT ONCE.